EXHIBIT 3.1

PROMISSORY NOTE

$3,000,000.00	Dallas, Texas	June 24, 2021

FOR VALUE RECEIVED, the undersigned, Capview Residential Income – Fund VII, LP, a Delaware limited partnership (“Maker”), hereby promises to pay to Capview Holdings, LLC, a Delaware limited liability company (“Payee”), at 6119A Greenville Avenue, Suite 434, Dallas, TX 75206, in lawful money of the United States of America, the lesser of (a) THREE MILLION AND NO/100 DOLLARS ($3,000,000.00) (the “Commitment”) and (b) the unpaid principal amount of all advances made by Payee to Maker under this Promissory Note (this “Note”).

Maker also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the effective rate of 5.0 percent (5.0%) per annum.

Maker unconditionally promises to pay Payee the then unpaid principal amount of each Loan (as defined below), plus all accrued but unpaid interest, on or before December 31, 2021 (the “Maturity Date”).

Subject to the terms and conditions set forth herein, Payee agrees to make loans (each a “Loan” and, collectively, the “Loans”), in dollars to Maker from time to time until the Maturity Date or earlier termination of this Note in an aggregate principal amount that will not result in the sum of all Loans exceeding the Commitment. Within the foregoing limit, Maker may borrower, prepay and re-borrow Loans.

To request a borrowing under this Note, Maker shall notify Payee through a written request signed by the Manager or an executive officer of Maker, delivered by hand, fax or other electronic communication no later than noon, Dallas, Texas time, on the date of the proposed borrowing (a “Borrowing Request”). Each such Borrowing Request shall include the following information: (a) the amount of the requested borrowing, and (b) the date of such borrowing, which shall be a business day. Payee shall make each Loan to be made by it hereunder on the proposed date thereof to Maker in immediately available funds.

Accrued interest on each Loan shall be payable in arrears on the 15th day of each month for the previous month’s interest and upon the Maturity Date. Interest shall be computed on the basis of a year of 360 days, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

Maker may prepay the Loans at any time in whole or in part without penalty.

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Notwithstanding anything to the contrary contained herein, no provisions of this Note shall require the payment or permit the collection of interest in excess of the maximum rate of nonusurious interest permitted from day to day by applicable law, but otherwise without limitation, that rate based upon the “weekly ceiling” and calculated after taking into account any and all relevant fees, payments, and other charges in respect of this Note which are deemed to be interest under applicable law (the “Maximum Rate”). If any excess of interest in such respect is herein provided for, or shall be adjudicated to be so provided, in this Note or otherwise in connection with this loan transaction, the provisions of this paragraph shall govern and prevail, and neither Maker nor the sureties, guarantors, successors or assigns of Maker shall be obligated to pay the excess amount of such interest, or any other excess sum paid for the use, forbearance or detention of sums loaned pursuant hereto. If for any reason interest in excess of the Maximum Rate shall be deemed charged, required or permitted by any court of competent jurisdiction, any such excess shall be applied as a payment and reduction of the principal of indebtedness evidenced by this Note; and, if the principal amount hereof has been paid in full, any remaining excess shall forthwith be paid to Maker. In determining whether or not the interest paid or payable exceeds the Maximum Rate, Maker and Payee shall, to the extent permitted by applicable law, (i) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the indebtedness evidenced by this Note so that the interest for the entire term does not exceed the Maximum Rate.

Maker shall be in default hereunder if Maker shall fail to pay when due any principal of or accrued and unpaid interest on this Note. Upon the occurrence of a default by Maker hereunder, the holder hereof may, at its option, declare the entire unpaid principal of and accrued interest on this Note immediately due and payable without notice, demand or presentment, all of which are hereby waived, and upon such declaration, the same shall become and shall be immediately due and payable, and the holder hereof shall have the right to foreclose or otherwise enforce all liens or security interests securing payment hereof, or any part hereof, and offset against this Note any sum or sums owed by the holder hereof to Maker.

If the holder hereof expends any effort in any attempt to enforce payment of all or any part or installment of any sum due the holder hereunder, or if this Note is placed in the hands of an attorney for collection, or if it is collected through any legal proceedings, Maker agrees to pay all collection costs and fees incurred by the holder, including reasonable attorneys’ fees.

This Note shall be governed by and construed in accordance with the laws of the State of Texas and the applicable laws of the United States of America. This Note is performable in Dallas, Texas. Any action or proceeding under or in connection with this Note against Maker or any other party ever liable for payment of any sums of money payable on this Note may be brought in any state or federal court in Dallas, Texas. Maker and each such other party hereby irrevocably (i) submits to the nonexclusive jurisdiction of such courts, and (ii) waives any objection it may now or hereafter have as to the venue of any such action or proceeding brought in such court or that such court is an inconvenient forum. Nothing herein shall affect the right of Payee to bring any action or proceeding against Maker or any other party liable hereunder or with respect to any collateral in any state or federal court in any other jurisdiction.

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Maker and each surety, guarantor, endorser, and other party ever liable for payment of any sums of money payable on this Note jointly and severally waive notice, presentment, demand for payment, protest, notice of protest and non-payment or dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, diligence in collecting, grace, and all other formalities of any kind, and consent to all extensions without notice for any period or periods of time and partial payments, before or after maturity, and any impairment of any collateral securing this Note, all without prejudice to the holder. The holder shall similarly have the right to deal in any way, at any time, with one or more of the foregoing parties without notice to any other party, and to grant any such party any extensions of time for payment of any of said indebtedness, or to grant any indulgences or forbearances whatsoever, without notice to any other party and without in any way affecting the personal liability of any party hereunder.

This Note may be transferred or assigned by Payee, who shall provide written notice of such transfer or assignment to Maker.

THIS NOTE AND ALL OTHER INSTRUMENTS, DOCUMENTS AND AGREEMENTS EXECUTED AND DELIVERED BY MAKER IN CONNECTION WITH THE INDEBTEDNESS EVIDENCED BY THIS NOTE REPRESENT THE FINAL, ENTIRE AGREEMENT OF MAKER AND PAYEE WITH RESPECT TO THE INDEBTEDNESS EVIDENCED BY THIS NOTE AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDER-STANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE INDEBTED-NESS EVIDENCED BY THIS NOTE AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF MAKER AND PAYEE. THERE ARE NO ORAL AGREEMENTS BETWEEN MAKER AND PAYEE.

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Executed effective for all purposes as of June 24, 2021.

MAKER:

CAPVIEW RESIDENTIAL INCOME – FUND VII, LP
a Delaware limited partnership

By:	CRI Fund VII GP, LLC, a Texas limited liability company
Its:	Sole General Partner

By:	Capview Holdings, LLC, a Delaware limited liability company
Its:	Sole Manager

/s/ John Hammill
Name:	John Hammill
Its:	Manager

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